Exhibit 5.1

Form of Opinion of Counsel

[Form of Opinion]

                            , 2004

Andrea Electronics Corporation

45 Melville Park Road

Melville, New York 11747

Re:	Andrea Electronics Corporation

REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

You have requested our opinion concerning certain matters of New York law in connection with the filing by Andrea Electronics Corporation, a New York Corporation (the “Company”), of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale of an aggregate of up to 15,439,494 shares of the Company’s common stock, $0.01 par value (the “Shares”). The shares may be issued (i) upon conversion of the Series D Convertible Preferred Stock of the Company, or (ii) upon exercise of warrants issued in connection with shares of Series D Convertible Preferred Stock to purchase up to 5,439,494 shares of common stock of the Company.

In connection with your request for our opinion, you have provided to us and we have reviewed the Company’s Certificate of Incorporation, including the provisions relating to the Series D Convertible Preferred Stock, and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of records of corporate action of the Company as furnished to us by the Company, certificates of representatives of the Company, copies of the form of the warrants and such other instruments and documents as we deemed necessary, as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to us and the conformity to original documents submitted to us as certified or photostatic copies.

Based upon and subject to the foregoing, and limited in all respects to matters of New York law, it is our opinion that the Shares, issued or issuable upon (i) conversion of the Series D Convertible Preferred Stock in accordance with the terms of such Series D Convertible Preferred Stock or (ii) exercise of the warrants in accordance with the terms of the warrants, including payments of the exercise price, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement on Form S-3 and to the use of our firm where it appears in the Registration Statement.

Very truly yours,

MULDOON MURPHY FAUCETTE & AGUGGIA LLP